SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 or 15(d) of
                      THE SECURITIES EXCHANGE ACT OF 1934


                                Date of Report:
                       (Date of earliest event reported)

                                 August 1, 1995


                              UJB Financial Corp.

             (Exact name of registrant as specified in its charter)


         NEW JERSEY                   1-6451               22-1903313
  (State or other juris-           (Commission           (IRS Employer
 diction of incorporation            File No.)         Identification No.)
    or organization)

                      301 Carnegie Center, P.O. Box 2066,
                        Princeton, New Jersey 08543-2066
                    (Address of principal executive offices)


       Registrant's telephone number, including area code (609) 987-3200


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Item 5.  Other Information.

Agreement and Plan of Merger

     On August 1, 1995, Registrant and The Flemington National Bank and Trust Company, a national banking association ("FNBT"), entered into an Agreement and Plan of Merger (the "Agreement") providing for the merger of FNBT into United Jersey Bank, a New Jersey banking corporation wholly owned by Registrant (the "Merger") and providing further for each stockholder of FNBT to receive shares of the Common Stock of the Registrant ("UJB Stock") in exchange for FNBT stock held by such stockholder in an amount determined in accordance with the exchange ratio provided for in the Agreement, all upon the satisfaction of the terms and conditions set forth in the Agreement, including the receipt of approval from the Board of Governors of the Federal Reserve System and the Department of Banking, State of New Jersey. Under the terms of the agreement, each FNBT shareholder will receive between 1.3514 and 1.7241 shares of UJB Stock for each share of FNBT stock except in certain circumstances more fully set forth in the Agreement. The exact exchange ratio will be determined based upon the average price of UJB Stock over a pricing period prior to closing.

     Additionally, the agreement allows for FNBT to declare quarterly common stock dividends between August 1, 1995 and the closing equivalent to the common stock dividend rate declared by the Registrant. These payments will be subject to adjustment for the final exchange ratio.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.          Description

(2) Agreement and Plan of Merger, dated August 1, 1995, between UJB Financial Corp. and The Flemington National Bank and Trust Company, including Exhibits A through J thereto.

(99)                 Press Release dated August 2, 1995.


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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 15, 1995                       UJB FINANCIAL CORP.



                                            By: /s/ RICHARD F. OBER, JR.
                                            ------------------------------------
                                                    Richard F. Ober, Jr.
                                                    Executive Vice President

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                                 EXHIBIT INDEX

Ex. No.              Description

(2) Agreement and Plan of Merger, dated August 1, 1995, between UJB Financial Corp. and The Flemington National Bank and Trust Company, including Exhibits A through J thereto.

(99)                 Press Release dated August 2, 1995.


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